Exhibit 99.2

Tenneco Announces Pricing of Senior Secured Notes Offering

Lake Forest, Illinois, March 3, 2021 — Tenneco Inc. (NYSE: TEN) (“Tenneco”) today announced that it has priced its previously announced notes offering (the “Offering”) and has agreed to issue and sell $800 million aggregate principal amount of 5.125% Senior Secured Notes due 2029 (the “Notes”). The Notes will be sold to investors at par. The Offering is expected to close on March 17, 2021, subject to customary closing conditions.

The Notes will be guaranteed by each of Tenneco’s subsidiaries that guarantees its credit facility and outstanding notes. The Notes and the subsidiary guarantees will be secured by first priority security interests in substantially all of Tenneco’s and the subsidiary guarantors’ assets, subject to certain excluded assets, exceptions and permitted liens, which security interests will rank equally with the security interests securing its credit facility and outstanding secured notes.

Tenneco intends to use the net proceeds of the Offering, together with cash on hand, to redeem all of its outstanding 5.000% Senior Secured Notes due 2024 (the “2024 Secured Notes”) and all of its outstanding Floating Rate Senior Secured Notes due 2024 (the “2024 FR Secured Notes”), including the payment of any premiums, accrued and unpaid interest and expenses related to such redemption. This press release shall not constitute a notice of conditional redemption of the 2024 Secured Notes or the 2024 FR Secured Notes.

The Notes and the related guarantees have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws, and may not be offered or sold in the United States or to U.S. persons absent registration or an applicable exemption from such registration requirements. Accordingly, the Notes and the related guarantees will be offered and sold only to persons reasonably believed to be qualified institutional buyers in reliance on Rule 144A under the Securities Act and to non-U.S. persons in offshore transactions outside the United States in accordance with Regulation S under the Securities Act.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, the Notes in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Tenneco

Tenneco is one of the world’s leading designers, manufacturers and marketers of automotive products for original equipment and aftermarket customers, with 2020 revenues of $15.4 billion and approximately 73,000 team members working at more than 270 sites worldwide. Through our four business groups, Motorparts, Ride Performance, Clean Air and Powertrain, Tenneco is driving advancements in global mobility by delivering technology solutions for diversified global markets, including light vehicle, commercial truck, off-highway, industrial, motorsport and the aftermarket. Visit www.tenneco.com to learn more.

Cautionary Note Regarding Forward-Looking Statements

The disclosures herein concerning the Offering and the use of net proceeds of the Offering include statements that are “forward looking” within the meaning of federal securities law. Consummation of the Offering is subject to a number of closing conditions and other factors. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

Investor inquiries

Linae Golla

847 482-5162

lgolla@tenneco.com

Rich Kwas

248 849-1340

rich.kwas@tenneco.com

Media inquiries

Bill Dawson

847 482-5807

bdawson@tenneco.com